November 5, 1997


Board of Directors of Virginia
  Daily Municipal Income Fund, Inc.

Gentlemen:

                  We hereby subscribe for 100,000 shares of common stock, $.001 par value per share, of Virginia Daily Municipal Income Fund, Inc., a Maryland corporation (the "Corporation"), at $1.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

                  We hereby represent and agree that we are purchasing these shares of common stock for investment purposes, for our own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distribution or selling such shares. We further agree that if any of such shares are redeemed during the period that the deferred organizational expenses of the Corporation are being amortized, we will reimburse the Corporation the then unamortized organizational expenses in the same ratio as the number of shares redeemed bears to the number of such shares held at the time of redemption.

                                      Very truly yours,

                                      REICH & TANG ASSET MANAGEMENT L.P.

                                      By:      REICH & TANG ASSET MANAGEMENT,
                                                 INC., General Partner


                                      By:/s/ Richard De Sanctis
                                         --------------------------------------

Confirmed and Accepted:

VIRGINIA DAILY MUNICIPAL
  INCOME FUND, INC.


By:/s/ Bernadette N. Finn
   ----------------------

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